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                                                                   EXHIBIT 10.19

September 15, 1998

Teresa A. Hopp
26711 Corsica Road
Mission Viejo, CA 92692

Dear Teresa,

It is with great pleasure that we at Western Digital Corporation extend this offer of employment to you. Your position will be Vice President, Finance, Personal Storage Division, reporting to Duston Williams, Senior Vice President and Chief Financial Officer. This is an exempt position and will pay an annualized base salary of $200,000.00, paid bi-weekly.

Contingent upon approval by the Shareholders and Board of Directors, we will recommend a stock option grant amount of 50,000 shares, subject to the provision of Western Digital's Stock Option Agreement. In the event of a corporate change of control, all remaining unvested options, specific to this grant, would immediately vest.

You will be eligible to participate in the FY'99 Management Incentive Plan. Funding will be based on both corporate and group results. Your participation will be based on your individual accomplishments and contingent upon approval by the Western Digital Compensation Committee.

You will receive a sign-on bonus of $50,000.00, payable within three weeks of your start date and considered taxable income to you. If you voluntarily terminate prior to the completion of two full years of employment at Western Digital, this bonus shall be repaid to the Company.

This offer is contingent upon successful completion of all pre-employment criteria as outlined on Western Digital's Application for Employment which is attached. Please see the attached information regarding drug screening.

As a condition of employment, immediately upon date of hire, you will be required to sign an Employee Agreement governing inventions, proprietary information and such other subject matter which the company considers vital to protect its operation.

You will be eligible on your first day of employment for our Executive Benefits Program. You will be eligible to join the Western Digital Savings (401(k)) Plan immediately. You will receive a complete benefits summary during your orientation on your first day of employment.

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Teresa A. Hopp
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In the event of a) a change of corporate control, b) substantial change in job content, or c) should your position be eliminated due to downsizing, you will receive a twelve (12) month severance package. The severance package is defined as your base salary plus benefit continuation.

Please return the signed and dated original of this letter indicating your acceptance by either dropping it by the office, faxing it to 932-7837 or bringing it with you first thing Monday morning. We will provide you with a signed copy for your records. If you should have any questions, please do not hesitate to call.

Sincerely,


Jack Van Berkel
Vice President, Human Resources


ACCEPTANCE:
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                  Signature                                         Date

DATE YOU PLAN TO START WORK:
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